UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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MAF Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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55th Street & Holmes Avenue

Clarendon Hills, Illinois 60514-1500

(630) 325-7300

April 4, 2006

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of MAF Bancorp, Inc., which will be held on Wednesday, May 10, 2006 at Marie’s Ashton Place, 341 W. 75th Street, Willowbrook, Illinois 60514, at 10:00 a.m.

The attached Notice of the Annual Meeting and proxy statement describe the formal business to be transacted at the meeting. Directors and officers of MAF Bancorp will be present at the meeting to respond to questions from our shareholders.

YOUR VOTE IS IMPORTANT. Please sign and return the enclosed proxy card promptly in the postage-paid envelope. Your cooperation is appreciated since a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

On behalf of the Board of Directors and all the employees of the Company and Mid America Bank, I wish to thank you for your continued support.

Sincerely yours,

/s/ Allen H. Koranda
Allen H. Koranda
Chairman of the Board and
Chief Executive Officer

55th Street & Holmes Avenue

Clarendon Hills, Illinois 60514-1500

(630) 325-7300

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 10, 2006

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of MAF Bancorp, Inc. will be held at Marie’s Ashton Place, 341 W. 75th Street, Willowbrook, Illinois 60514 on Wednesday, May 10, 2006 at 10:00 a.m.

The meeting is for the purpose of considering and voting upon the following matters:

1.	Election of four directors to serve for three-year terms or until their successors are elected and qualified; and

2.	Ratification of the selection of KPMG LLP, a registered public accounting firm, as independent auditors of MAF Bancorp, Inc. for the year ending December 31, 2006; and

3.	Such other matters as may properly come before the meeting or any adjournments thereof, including whether or not to adjourn the meeting.

The Board of Directors has fixed March 17, 2006 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and at any adjournments thereof. In the event there are not sufficient shares represented for a quorum, the meeting may be adjourned in order to permit further solicitation of proxies by the Company. A list of shareholders entitled to vote at the meeting will be available at the Company’s offices located at Mid America Bank, 55th Street & Holmes Avenue, Clarendon Hills, Illinois 60514-1500, for a period of ten days prior to the meeting and will also be available at the meeting.

Whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy card without delay in the enclosed postage-paid envelope. Any proxy given by you may be revoked at any time before it is exercised by filing with the Corporate Secretary of the Company a written revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person on each matter brought before the meeting. However, if you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote in person at the meeting.

By Order of the Board of Directors

/s/ Carolyn Pihera
Carolyn Pihera
Corporate Secretary

Clarendon Hills, Illinois
April 4, 2006

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 10, 2006

Solicitation and Voting of Proxies

These proxy materials are being furnished to shareholders of MAF Bancorp, Inc. in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders to be held at Marie’s Ashton Place, 341 W. 75th Street, Willowbrook, Illinois 60514 on Wednesday, May 10, 2006 at 10:00 a.m., and at any adjournments thereof. The 2005 Annual Report to Shareholders and Form 10-K, including the audited consolidated financial statements as of and for the year ended December 31, 2005, accompanies this proxy statement. The proxy materials are first being mailed to shareholders on or about April 4, 2006.

Regardless of the number of shares of common stock owned, it is important that shareholders be represented by proxy or present in person at the meeting. Shareholders are requested to vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. Shareholders are urged to indicate their vote in the spaces provided on the proxy card. Proxies solicited by the Board of Directors of MAF Bancorp will be voted in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted “FOR” the election of the Board of Directors’ nominees and “FOR” the ratification of the selection of the independent auditors.

The Board of Directors knows of no additional matters that will be presented for consideration at the meeting. Execution of a proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the meeting or any adjournments thereof, including whether or not to adjourn the meeting.

Shareholders of record may revoke a proxy at any time prior to its exercise by the filing of a written notice of revocation with the Corporate Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date, or by attending the meeting and voting in person. If you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote personally at the meeting.

The cost of solicitation of proxies in the form enclosed herewith will be borne by the Company. In addition to the solicitation of proxies by mail, the Company has retained Georgeson Shareholder Communications, Inc. to assist with the solicitation of proxies for a fee of $6,500, plus reimbursement for out-of-pocket expenses. Proxies may also be solicited personally or by telephone or facsimile by directors, officers and regular employees of the Company and Mid America Bank, fsb (the “Bank”), without additional compensation. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to, and obtain proxies from, such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so.

The Board of Directors has fixed the close of business on March 17, 2006, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournments of the meeting. The total number of shares of common stock outstanding on the record date was 34,076,342. Each share of common stock of the Company entitles its owner to one vote on all matters to be voted on at the meeting, except as described below. There is no cumulative voting for the election of directors.

As provided in Article Fourth of the Company’s Certificate of Incorporation, record holders of common stock who beneficially own in excess of 10% of the outstanding shares of common stock are not entitled to any vote in respect of the shares held in excess of this limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as by persons acting in concert with, such person or entity. The Company’s Certificate of Incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the limit supply information to the Company to enable the Board of Directors to implement and apply the limit.

The presence, in person or by proxy, of at least a majority of the total number of shares of common stock entitled to vote (after subtracting from shares outstanding any shares held in excess of the 10% limit described in the preceding paragraph) is necessary to constitute a quorum at the meeting. Shares covered by broker non-votes, if any, will be considered votes cast for purposes of determining the presence of a quorum. In the event there are not sufficient shares represented for a quorum, the meeting may be adjourned in order to permit the further solicitation of proxies.

As to the election of directors, the proxy card being provided by the Board of Directors enables a shareholder of record to vote “FOR” election of the nominees proposed by the Board, or to “WITHHOLD” authority to vote for one or more of the nominees being proposed for election. Directors are elected by a plurality of votes cast. Therefore, neither (i) broker non-votes, nor (ii) proxies as to which authority to vote for one or more of the nominees being proposed is withheld, will affect the outcome of the election.

As to ratification of the selection of KPMG, LLP as the Company’s independent auditors as set forth in Proposal 2, such matter must be approved by a majority of the votes cast on this proposal. Abstentions and shares underlying broker non-votes or in excess of the 10% limit described above are not counted as votes cast and will not have the effect of a vote against ratification.

As to other matters, if any, that may properly come before the meeting, such matters would also require the affirmative vote of a majority of the votes cast as described above.

Proxies solicited by this proxy statement will be returned to the proxy solicitor or the Company’s transfer agent. The Board has appointed the Company’s transfer agent to tabulate the proxies and serve as inspector of elections.

Security Ownership of Certain Beneficial Owners

Under Section 13(d) of the Securities Exchange Act of 1934, a beneficial owner of a security is any person who directly or indirectly has or shares voting power or investment power over such security. Such beneficial owner under this definition does not need to enjoy the economic benefits of such securities. The following is a list of those shareholders known to the Company to be beneficial owners of 5% or more of the common stock of the Company as of March 17, 2006, the record date for the Annual Meeting.

Name and Address of Owner	Shares of Common Stock		Percent of Class Ownership[1]
Advisory Research, Inc. 180 North Stetson Street Suite 5500 Chicago, IL 60601	1,873,231	[2]	5.50%

Delaware Charter Guarantee & Trust Company DBA Principal Trust Company as successor Trustee for the Mid America Bank, fsb Employees’ Profit Sharing Plan and the Mid America Bank, fsb Employee Stock Ownership Plan 1013 Centre Road Wilmington, DE 19805	1,773,502	[3]	5.20%

[1]	Based on 34,076,342 shares of common stock outstanding on the record date.
[2]	Reflects information provided in Schedule 13-G filed by Advisory Research, Inc. on February 27, 2006. Based on such filing, the shareholder has sole investment and voting authority over the shares.
[3]	Reflects shares held in the Plans for the benefit of employees and former employees of the Bank as of March 17, 2006. As of March 17, 2006, the Profit Sharing Plan held 514,415 shares of the Company’s common stock and the ESOP Plan held 1,259,087 shares. Although the Trustee has disclosed in a Schedule 13-G/A filed on February 16, 2006 that it has sole investment and voting authority over the shares, it is subject to the terms of the plans and to fiduciary duties under ERISA.

Interests of Certain Persons in Matters to be Acted Upon

Except as noted in “Transactions with Certain Related Persons and Other Matters,” no person being nominated as a director under Proposal 1, “Election of Directors,” is being proposed for election pursuant to any agreement or understanding between any person and MAF Bancorp.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (“Exchange Act”) requires the Company’s directors and executive officers, and certain persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, all required Section 16(a) reports during the year ended December 31, 2005 were timely filed.

PROPOSAL 1. ELECTION OF DIRECTORS

Pursuant to the Company’s bylaws, the number of directors is set at twelve (12), unless otherwise designated by the Board. The current number of directors designated by the Board is sixteen (16), increased from fifteen (15) during the past year to accommodate the appointment to the Board of Leo M. Flanagan, Jr. as provided in the merger agreement with EFC Bancorp, Inc. Mr. Flanagan, former Chairman of the Board of EFC Bancorp, Inc., was appointed to the Board of Directors on February 1, 2006, the effective date of the acquisition of EFC by the Company. Mr. Flanagan serves as a member of the class of directors whose term of office expires in 2007. Directors are divided into three classes serving staggered three-year terms, with the term of office of only one of the three classes of directors expiring each year. Directors serve until their successors are elected and qualified.

Upon the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors, the Board of Directors has named four nominees for election at the meeting to serve a three-year term of office and has taken action to reduce the number of directors to fourteen (14) effective on the date of the annual meeting. The nominees are Joe F. Hanauer, Kenneth R. Koranda, Raymond S. Stolarczyk and Andrew J. Zych. Two members of the class of directors whose terms are expiring at the 2006 Annual Meeting, Harris W. Fawell and F. William Trescott, will be retiring as directors of the Company and the Bank at the Annual Meeting due to the Company’s policy on age limits for directors.

The four nominees currently serve as directors of the Company and the Bank and, except for Kenneth R. Koranda, are being proposed for re-election when their current terms expire at the Annual Meeting. Kenneth R. Koranda is currently a member of the class of directors whose term expires in 2007. In order to balance the three classes of directors as evenly as possible, Mr. Koranda was slated for election at this annual meeting for a three-year term expiring in 2009. Upon his election, he will resign from the 2007 class of directors. If Kenneth Koranda is not re-elected as a director at the current annual meeting, he will continue to serve as a director with a term of office that will expire in 2007.

In the event that any nominee is unable to serve or declines to serve for any reason, it is intended that proxies will be voted for the election of the other nominees named and for such other persons as may be designated by the present Board of Directors upon the recommendation of the Nominating and Corporate Governance Committee. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve. Unless authority to vote for any director is withheld, the shares represented by the enclosed proxy card, if executed, will be voted “FOR” election of each of the nominees.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES NAMED IN THIS PROXY STATEMENT.

Information with respect to Nominees, Continuing Directors and Others

The table that begins on the following page sets forth the names of nominees, continuing directors, two retiring directors and “Named Executive Officers” as listed in “Executive Compensation–Summary Compensation Table,” their ages, a brief description of their recent business experience, including present occupations and employment, certain directorships held by each, the year in which each became a director of the Company, the year in which their terms (or in the case of nominees, their proposed terms) as directors of the Company expire, the number of shares of common stock beneficially owned, the number of shares subject to exercisable options and the percentage ownership for each individual and for all directors and executive officers as a group, as of the record date. Each of the members of the Board of Directors of MAF Bancorp also presently serves as a director of the Bank except for Mr. Flanagan who will be appointed to the Bank board of directors following the Annual Meeting.

Name, Age and Principal Occupation at Present and for the Past Five Years	Director of the Company Since	Shares of Common Stock Beneficially Owned[1]	Currently Exercisable Stock Options[2]	Total Beneficial Ownership		Ownership Percentage[3]
NOMINEES TO SERVE UNTIL 2009

Joe F. Hanauer (59) Principal of Combined Investments, L.P. (private investment firm), Chairman and Director of Homestore, Inc. (an internet real estate company), trustee of Calamos Advisors Trust, Calamos Investment Trust and Calamos Convertible Opportunities and Income Fund (registered investment companies), former Chairman of the Board and director of Grubb and Ellis Co. (a real estate firm).	1990	369,132	18,000	387,132	[13]	1.14%

Kenneth R. Koranda (56) President and Vice Chairman of the Company and President of the Bank. Mr. Koranda is the brother of Allen H. Koranda.	1989	801,509	423,702	1,225,211	[4,13]	3.55%

Raymond S. Stolarczyk (67) Former Chairman of the Board and Chief Executive Officer, Fidelity Bancorp, Inc.	2003	224,996	4,500	229,496	[5,13]	*

Andrew J. Zych (64) Former Director and Executive Vice President, N.S. Bancorp, Inc.	1996	224,484	25,875	250,359	[6,13]	*

CONTINUING DIRECTORS SERVING UNTIL 2007

Terry A. Ekl (58) Partner in the law firm of Connolly, Ekl & Williams, P.C.	1995	9,237	18,000	27,237	[13]	*

Leo M. Flanagan, Jr. (63) Partner in the law firm of Brittain & Ketcham, P.C. Former Chairman of the Board, EFC Bancorp, Inc.	2006	52,506	28,238	80,744	[7,13]	*

Thomas R. Perz (61) Managing Director of the Bank from December 2003 to December 2005. Former Chairman of the Board and Chief Executive Officer of St. Francis Capital Corporation.	2003	220,600	4,500	225,100	[8,13]	*

Lois B. Vasto (72) Former Senior Vice President/Loan Operations of the Company and the Bank until her retirement in 1997.	1989	17,079	20,250	37,329	[13]	*

Jerry A. Weberling (54) Executive Vice President and Chief Financial Officer of the Company and the Bank.	1998	71,475	239,597	311,072		*

See footnotes beginning on page 6.

Name, Age and Principal Occupation at Present and for the Past Five Years	Director of the Company Since	Shares of Common Stock Beneficially Owned[1]	Currently Exercisable Stock Options[2]	Total Beneficial Ownership		Ownership Percentage[3]
CONTINUING DIRECTORS SERVING UNTIL 2008

Robert J. Bowles, MD (59) Chairman of the Board of Physician Associates of Florida, Orlando, Florida, and practicing physician.	1989	15,914	9,000	24,914	[13]	*

David C. Burba (58) Executive Vice President of the Company and the Bank from 1999-2003. Former Chairman of the Board and President, Westco Bancorp, Inc.	1999	245,526	24,341	269,867	[9,13]	*

Allen H. Koranda (60) Chairman of the Board and Chief Executive Officer of the Company and the Bank. Mr. Koranda is the brother of Kenneth R. Koranda.	1989	674,920	424,614	1,099,534	[10]	3.19%

Barbara L. Lamb (51) Chief Development Officer of Market Liquidity Network, LLC from 1999 to 2001. Senior Vice President and Chief Credit Officer - ABN AMRO, Incorporated from 1995 to 1998.	2003	2,102	4,500	6,602 [13]		*

Edward W. Mentzer (70) President, Advance Fitting Corp., a privately held manufacturing business. Director of the Bank since 2003. Former director of St. Francis Capital Corporation.	2005	39,827	4,500	44,327	[11,13]	*

NAMED EXECUTIVE OFFICERS (who are not directors)

Kenneth B. Rusdal (64) Senior Vice President-Operations and Information Systems.	N/A	34,433	105,639	140,072	[12]	*

Jennifer R. Evans (47) Senior Vice President and General Counsel since June 2004. Prior thereto, partner in the law firm of Vedder, Price, Kaufman & Kammholz, P.C.	N/A	1,179	85,000	86,179		*

Stock Ownership of all Directors and Executive Officers as a Group (26 persons)		3,236,131	2,559,058	5,795,189	[13]	15.82%

*	Represents less than 1%
[1]	“Shares of Common Stock Beneficially Owned” include shares held directly or indirectly, including: (a) shares held in joint tenancy or tenancy in common, and (b) shares allocated to the account of the individual through deferred compensation or employee benefit plans of the Company or Bank. Each person whose shares are included herein is deemed to have sole or shared voting and investment power as to the shares reported, except as otherwise indicated.

Footnotes continued on next page.

[2]	Represents shares subject to stock options granted under incentive or equity compensation plans of the Company or acquired companies and currently exercisable or exercisable within 60 days of March 17, 2006.
[3]	Based on shares outstanding at March 17, 2006. For purposes of calculating ownership percentages for an individual or the group, those shares of common stock issuable to such individual, or to all directors and executive officers as a group, upon exercise of currently exercisable stock options or stock options exercisable within 60 days of March 17, 2006, are deemed to be outstanding.
[4]	For Mr. Kenneth Koranda, includes 1,695 shares held by his wife, 142,183 shares held as trustee for Mr. Koranda’s children and 9,000 shares held in a charitable foundation.
[5]	For Mr. Stolarczyk, includes 105,783 shares held in trust, 7,234 shares held by his wife and 20,409 shares held in trust for which Mr. Stolarczyk’s wife is trustee.
[6]	For Mr. Zych, includes 29,584 shares held by his wife, 3,200 shares held as trustee for his children and 4,930 shares held as trustee for his grandchildren.
[7]	For Mr. Flanagan, includes 1,832 shares held by the law firm in which he is a partner and 3,884 shares held by his wife.
[8]	For Mr. Perz, includes 6,921 shares held in trust.
[9]	For Mr. Burba, includes 5,863 shares held in trust for which Mr. Burba’s wife is trustee and 7,860 shares held by his wife as custodian for the benefit of their son.
[10]	For Mr. Allen Koranda, includes 118,195 shares held in trust for Mr. Koranda’s children for which Mr. Koranda is trustee.
[11]	For Mr. Mentzer, includes 11,988 shares held in trust.
[12]	For Mr. Rusdal, includes 12,375 shares held by his wife.
[13]	Excludes 329 unallocated shares held by the Mid America Bank Management Recognition and Retention Plans and Trusts (the “MRPs”) which shares are reflected in the total stock ownership of directors and executive officers as a group. The voting of such shares is directed by the non-employee directors of the Bank. As a result of this shared voting authority, each non-employee director of the Bank may be deemed to be the beneficial owner of all such shares.

Meetings of the Board and Committees of the Board

During the year ended December 31, 2005, the Board of Directors of the Company held eight regular meetings and one special meeting. The independent directors of the Board generally meet in executive session, without management present, in connection with each regularly scheduled board meeting. Lois B. Vasto, chairman of the Nominating and Corporate Governance Committee, serves as the lead director of the Board and presides at these sessions in accordance with the corporate governance guidelines adopted by the Board. During the year, all directors of the Company attended at least 75% of the aggregate of number of meetings of the Board and those committees of the Board on which such director served. The Board of Directors of the Company has five standing committees, which are described below.

Audit Committee. The Audit Committee consists of Barbara L. Lamb (Chairman), F. William Trescott (Vice Chairman), Joe F. Hanauer and Edward Mentzer, who was appointed to the Audit Committee in April 2005. Barbara L. Lamb has been designated by the Board as the “audit committee financial expert,” as defined by applicable rules of the SEC, based on her educational background in finance and accounting and her professional experience in investment banking where she was actively involved in the evaluation and analysis of financial statements of financial institutions and various other entities. The Audit Committee is responsible for selection of the Company’s independent registered public accounting firm, the oversight of the Company’s accounting, reporting and internal controls practices, and monitoring of legal and regulatory compliance. The Committee reports to the Board of Directors concerning audit and compliance activities and the results of regulatory examinations and any other related matters affecting the Company and the Bank. The Audit Committee met 15 times during 2005. All members of the Audit Committee meet the independence standards and have the accounting or financial management expertise required for Audit Committee members under the applicable Nasdaq Stock Market listing standards. The formal report of the Audit Committee with respect to the year 2005 is shown later in this proxy statement. The Audit Committee charter is available on the Company’s website at www.mafbancorp.com and is attached hereto as Appendix A.

Administrative/Compensation Committee. The Administrative/Compensation Committee consists of Robert J. Bowles (Chairman), Harris W. Fawell, F. William Trescott and Andrew J. Zych. Each member of the committee is independent under the rules of the Nasdaq Stock Market. This committee is responsible for administering various benefit and compensation plans and for reviewing and making recommendations to the Board concerning compensation programs applicable to the Company’s executive officers and directors. The committee also has responsibility for conducting the annual performance review and determining the compensation of the Company’s chief executive officer and approving the compensation for all other executive officers. As part of the Company’s ongoing management succession planning process, the committee annually reviews the roles, structure and depth of the senior management team. The Administrative/Compensation Committee met 10 times during 2005.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee currently consists of Lois B. Vasto (Chairman), Robert J. Bowles and F. William Trescott. Each member of the committee is independent under the rules of the Nasdaq Stock Market. This committee makes recommendations to the Board regarding the size and composition of the Board and recommends to the Board of Directors the nominees to stand for election at the Company’s annual meeting of shareholders. The committee is also responsible for taking a leadership role in the oversight of the Company’s corporate governance policies and management succession planning. The Nominating and Corporate Governance Committee charter is available on the Company’s website at www.mafbancorp.com. The Nominating and Corporate Governance Committee met six times during 2005.

Executive Committee. The Executive Committee consists of Allen H. Koranda (Chairman), Kenneth R. Koranda, Robert J. Bowles, Joe F. Hanauer and Lois B. Vasto. This committee meets only as needed. The Executive Committee has the power to exercise most of the powers of the Board of Directors in the intervals between meetings of the Board. The Executive Committee did not meet in 2005.

Asset/Liability Management Committee. The Asset/Liability Management Committee consists of Jerry A. Weberling (Chairman), Robert J. Bowles, Joe F. Hanauer, Allen H. Koranda, Kenneth R. Koranda and Thomas R. Perz. The Committee’s function is to assist the Board of Directors in monitoring and overseeing the Company’s interest rate risk and credit risk exposure. This committee is also responsible for implementation of the Company’s overall asset/liability management and credit policies and for overseeing and making recommendations to the Board concerning other financial areas of the business, including financing transactions, capital utilization and dividend policy. The Asset/Liability Management Committee met eight times in 2005.

Corporate Governance Matters

Director Independence. The Board of Directors has determined the following 10 directors to be “independent” under the rules of the Nasdaq Stock Market based on its conclusion that they have no material relationship with the Company that would interfere with their exercise of independent judgment: Robert J. Bowles, Barbara L. Lamb, Joe F. Hanauer, Harris W. Fawell, Leo M. Flanagan, Jr., Edward W. Mentzer, Raymond S. Stolarczyk, F. William Trescott, Lois B. Vasto and Andrew J. Zych. In the case of the other six directors, the Board is precluded under the Nasdaq rules from determining the individuals to be “independent” directors based on their current or former employment with the Company or business relationships with the Company. In determining Mr. Flanagan and Mr. Stolarczyk to be “independent” directors, the Board considered Mr. Flanagan’s service as Chairman of the Board of EFC Bancorp, Inc. (“EFC”) until its merger into the Company in February 2006 and Mr. Stolarczyk’s employment by Fidelity Bancorp, Inc. (“Fidelity”) until its merger into the Company in July 2003, and does not believe these former positions preclude a finding of independence, as Mr. Flanagan and Mr. Stolarczyk have never been employed by the Company or any subsidiary of the Company.

Qualifications for Board Nomination. As part of its annual nomination process, the Nominating and Corporate Governance Committee reviews the existing composition of the Board to evaluate the appropriate mix of disciplines, experience and other characteristics required of board candidates in the context of perceived needs of the Company. The Board believes a range of experience, knowledge and judgment and a diversity of perspectives on the Board enhances the effectiveness of the Board if each director has the personal characteristics, commitment and experience to participate actively in the board process. The Board also believes continuity in leadership and board tenure are important characteristics of an effective Board.

The Board has adopted a policy statement regarding director qualifications to identify the personal traits, skills and performance criteria it believes are critical to effective service as a director of the Company. Included among these traits are an ability and willingness to devote the necessary attention to Board matters and to exercise independent judgment. Board members are expected to have relevant business or managerial skills and offer insight and advice to management while acting in the best interests of shareholders and complying with the Company’s Code of Ethics (available on the Company’s website). In addition, directors should possess the following personal characteristics: mature wisdom; demonstrated leadership skills; comprehension of the Company’s business plans and strategies; ability to understand financial statements; ability to make informed judgments on a wide range of issues and willingness to express differing views even if unpopular; and collegial personality and non-confrontational manner.

As stated in the corporate governance guidelines of the Board, the Board’s policy is that no person will be nominated for election as a director if he or she reaches the age of 75 on the last day of the year immediately prior to the election. Under the corporate governance guidelines, each Board member is expected to limit his or her participation on other boards to no more than five other public companies or mutual fund complexes. In addition, each director is to provide notice in the event of a change in his or her employment status and offer to resign as a director upon the change if deemed necessary or appropriate by the Nominating and Corporate Governance Committee. The corporate governance guidelines are available on the Company’s website at www.mafbancorp.com.

The corporate governance guidelines call for each director to establish a financial stake in the Company through meaningful ownership of common stock of the Company appropriate for the director’s personal financial circumstances, with a minimum investment of at least 1,000 shares over a reasonable period of time. Those directors who are executive officers are governed by the Company’s executive stock ownership guidelines established by the Board in 2005. These guidelines call for the chief executive officer and the president to maintain an investment in company stock valued at five times their annual base salaries, the executive vice president at three times annual base salary, and all senior vice presidents at one times their annual base salaries. The policy calls for executives to establish ownership stakes at these levels within five years with the expectation that the stock ownership will be achieved through equity compensation awards.

Board Nomination Process. As part of its nomination process, the Nominating and Corporate Governance Committee considers the diversity and mix of experience and expertise among Board members, as well as the perceived business needs of the Company and any legal or regulatory requirements. Under the committee’s procedures for identifying and evaluating director nominees, the committee will seek candidates to ensure that: (a) a majority of directors are “independent” in accordance with the rules of the Nasdaq Stock Market; (b) at least three members of the Board satisfy the SEC’s heightened standards for audit committee members; and (c) at least one member of the Board satisfies the criteria for being an “audit committee financial expert.” New director candidates are evaluated by the Nominating and Corporate Governance Committee relative to the director qualification criteria set forth in the Board-approved policy statement and the corporate governance guidelines. The committee generally considers re-nomination of incumbent directors provided they continue to meet the performance expectations and qualification criteria adopted by the Board of Directors.

The Nominating and Corporate Governance Committee may retain third party search firms to assist it in identifying potential Board nominees and may also seek input from other Board members and management. For new candidates, the committee will review background information provided by the candidate and may conduct background checks and interviews to the extent it considers it to be appropriate.

Stockholder Recommendations. The Committee will generally consider bona fide director nominee recommendations from shareholders if they are timely received in accordance with the procedures set forth below. Candidates recommended by shareholders will be evaluated using the same criteria applicable to other potential candidates, but the Committee is not obligated to include any shareholder recommended director candidates in the slate of nominees.

To be timely, a shareholder’s recommendation must be in writing and must be delivered or mailed to the Corporate Secretary and received at the principal executive office of the Company not later than 120 days prior to the anniversary date of mailing of proxy solicitation materials relating to the prior year’s annual meeting, or in the event that the date of the meeting has changed more than 30 days from the anniversary date of the prior year’s annual meeting, such recommendation must be delivered or mailed to and received by the Company not later than 90 days in advance of such meeting. Any shareholder recommendation is required to set forth (1) as to each person whom such shareholder recommends as a nominee for election or re-election as a director, (A) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (B) representations and/or references indicating that the recommended director candidate meets the minimum director qualifications described in the Company’s most recent annual meeting proxy statement; and (2) as to the shareholder making the recommendation, (A) the name and address, as they appear on the Company’s books, of such shareholder, (B) the number of shares of the Company’s common stock that are beneficially owned by such shareholder and (C) any material relationship, arrangement or understanding of such shareholder with the proposed nominee or any other interest in such nomination.

Directors’ Compensation

Directors’ Fees. All directors received annual director fees of $25,000 in 2005, and directors who are not also employees received an additional fee of $750 for each Board meeting and annual meeting attended. These fees are for service on the board of directors of the Company and the Bank. Directors also received $200 for each committee meeting they attended that was not held on the same day as a Board of Directors meeting. Directors’ fees earned by the three employee directors in 2005 are included in the salary amounts shown in “Executive Compensation–Summary Compensation Table” for the executives. The Chairman of the Audit Committee, Administrative/Compensation Committee and Nominating and Corporate Governance Committee also receive an additional annual fee for serving in such capacity of $4,000, $2,000 and $2,000, respectively.

Director Stock Options. During 2005, each non-employee director of the Company received a grant of 2,250 options at an exercise price of $39.73 per share, which was equal to 100% of the fair market value of the common stock on the date of grant.

Directors’ Deferred Compensation Plan. The Bank maintains the Mid America Bank, fsb Directors’ Deferred Compensation Plan. Under the plan, directors may annually elect to defer up to 100% of their annual directors’ fees. Directors may choose to earn a return on their deferred amounts based either on interest at 110% of the Moody’s Corporate Bond Rate (decreased from 130% beginning in 2005) or on an investment in MAF Bancorp common stock at the time of deferral. Generally, upon attaining the age of 65 (or, pursuant to an election made in advance by a director, at the later of termination of service or attaining the age of 65), directors are entitled to receive the deferred fees plus accrued interest, or in the case of amounts invested in common stock, the associated number of MAF Bancorp shares including assumed reinvestment of dividends. Such amounts are payable in a lump sum or in installments over a period of time not to exceed 15 years. Death benefits are provided to the beneficiaries of the plan participants. The shares purchased on behalf of directors through the plan and allocated to directors’ accounts are included in beneficial ownership shown in “Information with respect to Nominees, Continuing Directors and Others,” for each director and for all directors and executive officers as a group.

Health Insurance Plan. Non-employee directors and retired directors are eligible to participate in the Bank’s medical benefits plan, and those individuals electing to be covered under the plan pay a portion of the cost which is comparable to the cost paid by current employees.

Expense Reimbursement. Directors are entitled to reimbursement for reasonable travel expenses for meeting attendance and for the costs of attending approved director education programs.

EXECUTIVE COMPENSATION

The report of the Compensation Committee and the stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Committee Report

Under rules established by the Securities and Exchange Commission, the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company’s Chief Executive Officer and other executive officers of the Company. The disclosure requirements for the Chief Executive Officer and other executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting those individuals. In fulfillment of this requirement, the Company’s Administrative/Compensation Committee (the “Compensation Committee”) provides the following report for inclusion in the 2006 proxy statement.

Committee Composition, Role and Process. The Compensation Committee is composed of four “independent” directors as defined under the rules of the Nasdaq Stock Market. The Board has delegated to the committee the responsibility for establishing the compensation of the Chief Executive Officer and other executive officers. Under the Compensation Committee charter, the committee is responsible for assuring that executive compensation is consistent with the compensation strategy, competitive practices, the performance of the Company, and the requirements of appropriate regulatory agencies.

Directors who do not sit on the Compensation Committee also participate in executive compensation matters through the review, discussion and ratification of Compensation Committee actions. On occasion, the committee has used compensation consultants to assist in assessing executive compensation plans and executive compensation levels relative to peer groups and survey results. In 2005, the committee engaged Watson Wyatt to assist it in reviewing executive compensation and to provide consulting services with respect to executive compensation matters.

Among other things, Watson Wyatt:

•	assessed executive officers’ salary levels and reviewed and concluded that the salaries were within the range of competitive practice;

•	reviewed all components of the ongoing executive officer compensation program and gave the committee feedback regarding their fit within the range of competitive practice;

•	advised the committee on incorporation of individual performance metrics into the annual bonus program beginning in 2006;

•	reviewed and consulted with the committee on severance programs in place for executives in the context of involuntary departure or a change in-control;

•	reviewed the company’s “tally sheets” from 2004 which summarized all compensation and perquisites for the company’s executive officers, gave advice on modifying the tally sheet format for 2005 and reviewed the 2005 tally sheets as prepared by management, using this revised format;

•	reviewed and advised with respect to the formulation of the Company’s peer group; and

•	advised the committee on the use of various forms of equity incentive compensation.

At meetings held in December 2005 and January 2006, the committee and the Board reviewed all components of the chief executive officer and the other executive officers’ 2005 compensation, using individual “tally sheets” prepared by management and reviewed by Watson Wyatt. The committee was also provided summaries of historical amounts of base salaries, proposed annual bonuses and stock-based compensation awards for purposes of the meeting. The committee reviewed compensation data taken from SNL Securities compilations to compare compensation levels of the Company’s top five highest paid executives (including the chief executive officer) with those of the selected peer group. The peer group used for this comparison included 34 companies with median total assets and return on equity results for 2004 of $11.5 billion and 12.8%, respectively. A representative from Watson Wyatt experienced in executive compensation matters was present at two of the three meetings to consult with the committee.

Executive Compensation Philosophy. The Compensation Committee has the following goals for the compensation programs relating to the executives of the Company and the Bank:

•	to maintain the amount of “fixed” compensation costs at reasonable levels by targeting base salaries at or below average competitive levels;

•	to link a significant portion of total compensation to achievement of performance-based goals, including financial performance metrics, such as the Company’s earnings per share results as well as individual goals;

•	to provide motivation for the executive officers to enhance long-term shareholder value by linking a portion of their compensation opportunity to the future appreciation in the value of the Company’s common stock relative to a market index;

•	to align the interests of executive officers with the interests of shareholders by including in total compensation a significant component of equity-based pay, traditionally in the form of stock option awards but which may also be in the form of restricted stock, performance-based share awards, stock appreciation rights or other share-based payments; and

•	to retain quality executive officers and allow the Company to attract talented executives in the future. In pursuing this goal, the committee recognizes the need to address evolving executive compensation practices and to be competitive in responding to changing trends while promoting shareholders’ best interest.

Executive officers’ compensation has consisted principally of salary, annual incentive bonus opportunities, grants of stock-based performance units, stock option awards and participation in the Company’s deferred compensation plan and supplemental executive retirement plan. In addition, executive officers receive various perquisites and are party to either an employment agreement or a change-in-control agreement providing certain severance benefits. Executives also participate in the Company’s various employee benefit plans generally under the same terms as are applicable to all employees.

The Committee pursues the goal of linking executive compensation to the Company’s financial performance by structuring financial performance goals into the eligibility criteria for annual bonuses and the goal of linking executive compensation to the Company’s stock price performance through performance unit awards and equity-based compensation such as stock option grants. The structure of bonus opportunities and awards are intended to motivate executives to take actions that will favorably impact the Company’s annual, as well as long-term, profitability.

Base Salaries. In establishing base salaries for 2005, the Committee met in December 2004 and reviewed the recommendations from the Chief Executive Officer. The median percentage increase in base salaries awarded at that time for the executive officers was 4.59%.

At its December 2005 meeting, the Committee determined to increase base salaries for the Company’s executive officers. The median percentage increase in base salaries awarded at that time for the executive officers was 3.11%.

Annual Incentive Bonuses. Annual incentive bonuses are awarded to eligible officers pursuant to the MAF Incentive Compensation Plan (“Incentive Plan”). For 2005, officers were classified in one of three different bonus pools, based on their position within the Company, which determined their bonus opportunity level. In early 2005, the Committee established a performance goal based on 2005 diluted earnings per share results and approved a bonus matrix comprised of bonus opportunity amounts (defined as percentages of 2005 base salary) that were dependent on achieving minimum and incrementally increasing earnings per share amounts. The bonus matrix for 2005 is set forth below:

2005 Annual Bonus Opportunities

(% of base salary)

Performance Level	2005 EPS Results	Tier 1	Tier 2	Tier 3
Threshold	$2.98	30.0%	25.0%	22.5%
Target	3.31	60.0%	50.0%	45.0%
Superior	3.81	105.0%	87.5%	78.8%

For 2005, Messrs. A. Koranda and K. Koranda participated in Tier 1 of the bonus pool. Messrs. Weberling and Rusdal participated in Tier 2 of the bonus pool. Ms. Evans, along with other executive officers, participated in Tier 3 of the bonus pool.

The Committee also set forth four safety and soundness standards that the Company needed to satisfy in order for annual bonuses to be paid for 2005. These included: (a) a minimum 5% Bank tangible capital ratio; (b) a minimum 10% Bank risk-based capital ratio; (c) a maximum 2% non-performing assets to total assets ratio; and (d) a one-year cumulative interest sensitivity gap within the range of plus or minus 15%.

In 2005, all of the safety soundness standards were met and diluted EPS equaled $3.13 per share. This represented a performance level between the Threshold and Target levels. Bonuses equal to 43.7%, 36.4% and 32.8% of 2005 base salary amounts were paid to Tier 1, 2 and 3 participants, respectively. This resulted in annual bonus payments of $183,920, $183,920, $105,940, $93,560 and $85,190 to Messrs. A. Koranda, K. Koranda, Weberling, Rusdal and Ms. Evans, respectively.

For 2006, the committee has incorporated individual performance goals into the annual bonus program. Annual bonuses will continue to be determined based on the executive’s base salary, classification into one of three bonus tiers and the Company’s earnings per share performance relative to goals established at the beginning of the year, and bonus amounts will be reduced by up to 50% if individual goals established for the year have not been adequately achieved. In the event the threshold earnings per share level for payouts under the bonus program is not attained, executives will be eligible to receive other cash incentive pay in an amount up to one-half of the opportunity the executive had at the “threshold” level of performance, based on the assessment of the extent to which an executive’s individual goals have been adequately achieved. For 2006, all Senior Vice Presidents participating in the annual bonus program who were not already included in Tier 2, were moved into this tier.

Stock-Based Performance Unit Grants. Performance unit awards have been granted annually to executive officers with a three-year performance period. The Committee has broad discretion under the Incentive Plan in determining how the long-term incentive program operates and may redesign the structure of future awards as it deems appropriate. Under the current program, the number of units granted to each participant is dependent on the executive’s base salary and classification in one of three different tiers. The value of performance units, if any, which is paid in cash, is determined at the end of a three-year performance period based on the stock price performance of MAF Bancorp (including reinvested dividends) relative to companies included in the S&P 500 Index.

In order for the performance units to be worth their targeted value, the stock price performance of MAF Bancorp must be in the 60th percentile of the S&P 500 Index (target performance) at the end of the three-year measurement period. If the stock price performance ranks in the 50th percentile of the S&P 500 Index, the performance units will be worth 50% of their targeted value, while performance in the 90th percentile of the S&P 500 Index will result in the performance units being worth 200% of their targeted value. If the Company’s stock price performance does not rank at least in the 50th percentile of the S&P 500 Index for the three-year measurement period, or if MAF Bancorp’s stock price appreciation, including reinvested dividends, does not exceed a specified total shareholder return hurdle for the three-year period, the performance units will have no value.

The matrix below sets forth the potential value of performance units awarded for the three-year period that ended on December 31, 2005, based on: (a) a participant’s base salary in the year prior to the year in which the performance period begins; (b) a participant’s classification into one of three tiers; and (c) the percentile stock performance ranking of MAF Bancorp at the end of the three-year measurement period relative to the 500 companies included in the S&P 500 Index.

Value of Performance Units

	Tier 1			Tier 2			Tier 3
	Threshold (50th )	Target (60th)	Superior (90th)	Threshold (50th )	Target (60th)	Superior (90th)	Threshold (50th)	Target (60th)	Superior (90th)
Base Salary
$150,000	$22,500	$45,000	$90,000	$18,750	$37,500	$75,000	$16,875	$33,750	$67,500
$250,000	37,500	75,000	150,000	31,250	62,500	125,000	28,125	56,250	112,500
$350,000	52,500	105,000	210,000	43,750	87,500	175,000	39,375	78,750	157,500
$450,000	67,500	135,000	270,000	56,250	112,500	225,000	50,625	101,250	202,500

For the performance period that ended on December 31, 2005, Messrs. A. Koranda and K. Koranda were classified in Tier 1, Messrs. Weberling and Rusdal were classified in Tier 2 and Ms. Evans was classified in Tier 3 along with other senior officers. Performance units for the performance period beginning January 1, 2003 were valued at the end of their three-year performance period on December 31, 2005. The total return on MAF Bancorp Common Stock was 29.2% during this performance period and ranked in the 27th percentile when compared to companies in the S&P 500 Index. As a result, for the performance period ended on December 31, 2005, there were no payouts for the long-term incentive plan units.

At its meeting in December 2004, the committee granted performance units to executive officers for the performance period that began on January 1, 2005 and ends on December 31, 2007. At its meeting in January 2006, the committee granted performance units to executive officers for the performance period that began on January 1, 2006 and ends on December 31, 2008. The structure of these awards is similar to that shown in the table above. For 2006, all senior vice presidents participating in the long-term incentive program were moved into Tier 2.

Stock Options. The committee believes it is in the best interests of shareholders to have a significant portion of executives’ compensation comprised of stock-based compensation to closely align executives’ interests with those of shareholders. Historically, the committee has generally awarded stock-based compensation to executives in the form of stock options. The Incentive Plan provides the committee with the authority to grant discretionary stock option awards (at an exercise price of not less than 100% of the fair market value of the common stock on the date of grant) to executives, directors and employees.

In determining individual option grant amounts, the committee took into account each executive officer’s individual performance, level of responsibility and position within the Company. The committee considered the estimated value of such individual awards under a Black Scholes pricing model, together with the summary of all components of each executive officer’s compensation packages as set forth on individual tally sheets. The committee also assessed the aggregate number of stock option and restricted stock awards for 2005 relative to total outstanding shares. The aggregate number of shares covered by stock options and restricted stock awards granted in 2005 was 352,600, or 1.10% of outstanding shares at December 31, 2005.

The committee also considered the number of shares that remained available for grant under the Incentive Plan and the impact of the pending change in accounting rules that will require the mandatory expensing of stock options that vest after December 31, 2005. All stock options granted at the December 14, 2005 meeting were granted at an exercise price of $42.73 per share and vested 100% on the date of grant.

Deferred Compensation. Executive officers, along with certain other corporate officers, may elect to participate in a deferred compensation plan under which they can defer up to 25% of their salary and bonuses. Participants are unsecured creditors of the Company with respect to deferred amounts, which earn interest credits (unless a participant elects to earn a total return based on an investment in the Company’s common stock) at a rate equal to 110% of the Moody’s Corporate Bond Rate (decreased from 130% beginning in 2005). For 2005, this rate was equal to 6.68%. The committee and the Board have established the interest rate paid on deferred amounts at a level that is modestly higher than prevailing rates for comparable investments and to that extent, it represents a component of executives’ compensation packages and is reflected in the Summary Compensation Table below.

At its December 2005 meeting, the committee reviewed the balances of executive officers’ deferred compensation accounts and an estimation of the excess of the actual interest paid during 2005 over the interest calculated using a rate equal to 120% of an applicable federal rate.

In addition to the deferred compensation plan described above, the Company maintained a stock option gain deferral plan under which participants were permitted to defer receipt of shares otherwise deliverable upon the exercise of stock options. In light of the financial statement expense associated with dividends credited on shares deferred under such plan and one-time transition relief available during 2005 from the more stringent rules of then recently-enacted Code Section 409A relating to deferred compensation plans, the Company terminated the stock option gain deferral plan in February 2005. As a result, 49,318 and 197,318 shares of common stock, representing 44,690 and 178,763 shares deferred when stock options were exercised in 1999 and 4,628 and 18,555 shares attributable to dividend credits, were distributed to the plan’s two participants, Messrs A. Koranda and K. Koranda, respectively.

Supplemental Executive Retirement Plan. Executive officers, along with certain other corporate officers, also participate in a supplemental executive retirement plan (“SERP”). At its December 2005 meeting, the committee reviewed the benefits earned under this plan for each of its executive officers based on service through December 31, 2005. As part of a separate analysis of payments due to executives under various termination and change in control scenarios, the committee also reviewed enhanced SERP payouts that would be made in connection with a change in control of the Company (in which case participants receive up to ten additional years of service credit under the SERP). In January 2006, the committee acted to eliminate the automatic granting of enhanced SERP benefits to new SERP participants. The committee believes providing a SERP for executives is appropriate given the limitations on providing retirement benefits to a company’s more highly paid employees under qualified plans.

Severance Payments. The Company is a party to employment agreements with Messrs. A. Koranda, K. Koranda and Weberling that provide for severance payments in the event of an involuntary termination, other than for cause. The agreements also provide for severance payments under certain “good reason” voluntary terminations. In the event of termination following a change in control, these agreements provide for severance payments to the executives, as do various special termination agreements that the Company and the Bank are parties to with other executive officers.

At its December 2005 meeting, the committee reviewed the estimated aggregate costs of these severance payments under various termination scenarios, along with estimated costs relating to enhanced SERP benefits, continuing insurance coverage obligations, tax gross-up payments (if any) and accelerated vesting of stock options and restricted stock. The committee compared these costs to similar costs incurred by banks that the company has acquired, using total estimated costs as a percentage of the company’s value as the comparison statistic.

The Company also consulted with Watson Wyatt on various severance and change-in-control related terms contained in employment agreements, special termination agreements and other plans.

Based on these discussions and analyses, the committee believes that the aggregate severance and change-in-control related costs for its executive officer group are reasonable and the severance and change-in-control terms contained in these agreements and plans are not inconsistent with what is generally found in the financial institutions industry.

Chief Executive Officer’s Compensation. In establishing Allen H. Koranda’s compensation for 2005, the committee considered individual performance, peer group comparisons, and the committee’s philosophy regarding CEO compensation.

At its December 2005 meeting, the committee discussed Mr. Koranda’s performance and compensation without any members of management, including Mr. Koranda, present. While the earnings results for 2005 were below the targeted level the Company had set at the beginning of the year, the committee believes that the difficult operating environment that the Company and all financial institutions faced in 2005, along with delays experienced in the Company’s real estate operations that were outside the Company’s control, were significant contributing factors impacting these results. The Committee recognized that Mr. Koranda has been instrumental in guiding the Company on a successful growth and market expansion strategy over the past few years.

Based on this review, Mr. Koranda’s compensation package, the components of which are described below or elsewhere in this proxy statement, for 2005 may be summarized as follows:

Base Salary	$421,000
Directors Fees	25,000
Annual incentive bonus	183,920
Black Scholes value of stock option grant	454,875
LTIP Payment (2003-2005 cycle)	—
SERP value increase	133,439
Profit Sharing/401(k)/ESOP	11,411
Excess interest on deferred compensation	25,530
Perks (value of car; club dues)	18,829

Total	$1,274,004

Mr. Koranda’s compensation package reflects the philosophy that compensation for the chief executive officer at MAF should not be multiple times greater than that of other senior MAF executive officers, who also have been important in shaping and leading MAF’s strategy and performance. The committee has historically maintained a relatively tight spread between the chief executive officer’s compensation and that of Kenneth Koranda, the Company’s President and Vice Chairman, and that of other senior executive officers, compared to what may exist at other companies.

Mr. Koranda’s base salary for 2005 was $421,000, which represented a 4.0% increase over his base salary rate for 2004. Mr. Koranda also receives an annual retainer for his service as a director of the Company and the Bank which totaled $25,000 for 2005, a 4.2% increase from 2004. These fees are considered part of his base compensation and are reflected in the Summary Compensation Table. For 2006, Mr. Koranda’s base salary has been increased by 3.7% to $436,500.

As discussed above, Mr. Koranda received a cash payout of $183,920 in February 2006 relating to his 2005 annual incentive bonus. He did not receive any payment relating to previously-granted performance units with a three-year performance period which ended on December 31, 2005 because the stock price performance over this period was below the “threshold” level of performance. At its meeting in January 2006, the Committee awarded Mr. Koranda long-term performance units that could result in a cash payment to him in the range of $63,150-$252,600 depending on how MAF’s stock price performance ranks relative to the stock price performance of S&P 500 Index companies for the three-year period that ends on December 31, 2008. The chief executive officer was also awarded a discretionary stock option grant covering 37,500 shares for 2005 on the basis of the factors described above with a Black Scholes value of $454,875. Based upon the recommendation of the Committee, the Board acted to extend Mr. Koranda’s three-year employment agreement for an additional year to December 31, 2008 in accordance with the annual extension provision in the contract.

Section 162(m). The Compensation Committee does not currently believe that the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended, relating to the deductibility of compensation paid to the chief executive officer and the four other most highly compensated executive officers, will materially limit the deductibility of executive compensation. The Compensation Committee will continue to evaluate the impact, if any, of such provisions and take such actions as it deems appropriate.

The Committee’s Conclusion. Based on this review, the committee believes the chief executive officer’s and four other most highly compensated executive officers’ total compensation is reasonable and consistent with the Company’s compensation philosophy.

Submitted by the Administrative/Compensation Committee of the Company’s Board of Directors.

Robert J. Bowles, MD (Chairman)

Harris W. Fawell

F. William Trescott

Andrew J. Zych

Compensation Committee Interlocks and Insider Participation

Three individuals, Messrs. A. Koranda, K. Koranda, and J. Weberling, who are executive officers of the Company serve on the board of directors of the Bank. These same individuals are also executive officers of the Bank and serve as directors of the Company. None of them serves as a member of the Compensation Committee of the Company.

Stock Performance Graph

The following graph shows a comparison of cumulative total shareholder return (including reinvested dividends) on the Company’s common stock, with the cumulative total returns of both a broad-market index and a peer group index for the period December 29, 2000 through December 30, 2005. The broad-market index chosen was the Nasdaq Market Index, and the peer group index chosen was the Hemscott Industry Group, comprised of savings and loan institutions, which is the same peer group index used in past years. The data was provided by Hemscott, Inc. (formerly known as Core Data, Inc.). The shareholder returns are measured based on an assumed investment of $100 on December 29, 2000.

Comparison Of Cumulative Total Return Among Maf Bancorp,

Peer Group Index and Nasdaq Market Index

	12/29/00	12/31/01	12/31/02	12/31/03	12/31/04	12/30/05
MAF Bancorp	100.00	105.47	123.67	155.34	170.10	160.48
Peer Group Index	100.00	106.31	125.28	174.25	192.99	197.16
Nasdaq Market Index	100.00	79.71	55.60	83.60	90.63	92.62

A.	The lines represent yearly index levels derived from compounded returns that include all dividends.

B.	If the fiscal year end is not a trading day, the preceding day is used.

C.	The Index level for all series was set to $100.00 on 12/29/00.

Summary Compensation Table

The following table shows, for the years ended December 31, 2005, 2004 and 2003, the cash compensation paid, as well as certain other compensation paid or accrued for those periods, to the Chief Executive Officer and the other four highest paid executive officers (“Named Executive Officers”) of the Company based on annual cash compensation.

		Annual Compensation			Long Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary ($)[1]	Bonus ($)[2]	Other Annual Compen- sation($)[3]	Restricted Stock Awards($)	Securities Underlying Options/ SARs#[4]	LTIP Payouts ($)	All Other Compen- sation ($)[5]
Allen H. Koranda; Chairman of the Board & Chief Executive Officer	2005 2004 2003	$445,385 443,923 398,772	$183,920 — 205,704	— — —	— — —	37,500 50,000 39,000	$ — 142,992 159,705	$35,972 58,379 77,845

Kenneth R. Koranda; President and Vice Chairman of the Board	2005 2004 2003	445,385 443,923 398,772	183,920 — 205,704	— — —	— — —	37,500 50,000 39,000	— 142,992 159,705	57,496 95,138 123,297

Jerry A. Weberling; Executive Vice President and Chief Financial Officer	2005 2004 2003	315,577 314,269 278,000	105,940 — 116,434	— — —	— — —	22,500 30,000 25,000	— 79,920 88,725	16,222 21,767 26,630

Kenneth B. Rusdal; Senior Vice President - Operations and Information Systems	2005 2004 2003	256,616 256,077 224,038	93,560 — 102,334	— — —	— — —	— 25,000 22,000	— 69,120 76,050	16,890 22,870 27,360

Jennifer R. Evans; Senior Vice President and General Counsel[6]	2005 2004 2003	259,615 144,231 —	85,190 — —	— — —	— — —	15,000 70,000 —	— 81,072 —	11,477 201 —

[1]	Includes amounts deferred at the election of the officer, under the Bank’s deferred compensation plans and profit sharing/401(k) plan and includes directors’ fees earned by Messrs. A. Koranda, K. Koranda and Weberling.
[2]	Includes bonuses earned pursuant to the Bank’s annual incentive program, which bases bonuses upon percentages of officers’ salaries if the Bank meets certain financial performance goals.
[3]	For 2005, 2004 and 2003, excludes the value of perquisites where the aggregate value does not exceed the lesser of $50,000, or 10% of the individual’s total salary and bonus for the years. Perquisites include use of company-owned automobile, payment for unused vacation, club dues and other miscellaneous benefits.
[4]	Option grants listed in the table were made pursuant to the MAF Bancorp Incentive Compensation Plan. Options granted to the Named Executive Officers in 2005 and 2004 were exercisable immediately and options granted to the Named Executive Officers in 2003 were exercisable over a two-year period. Options are granted at an exercise price equal to 100% of the fair market value of the common stock on the date of grant. Options granted to Messrs. A. Koranda, K. Koranda, Weberling and Rusdal for 2005, 2004 and 2003 have exercise prices of $42.73 per share, $44.87 per share and $42.22 per share, respectively. Options granted to Ms. Evans in 2005 have an exercise price of $42.73 per share. Ms. Evans received a 2004 option grant covering 20,000 shares at an exercise price of $44.87 per share and a separate grant covering 50,000 shares at an exercise price of $43.85 per share in connection with her hiring.
[5]	Includes for 2005: (1) contributions to the Company’s employee stock ownership plan valued at $2,276 for each of Messrs. A. Koranda, K. Koranda, Weberling, Rusdal and Ms. Evans; (2) contributions to the Bank’s profit sharing plan, representing discretionary employer contributions, 401(k) employer-matching contributions and forfeiture allocations, of $8,166 each for Messrs. A. Koranda, K. Koranda, Weberling, Rusdal and Ms. Evans; and (3) amounts accrued in the deferred compensation plan relating to the excess of the plan’s interest rates over 120% of the applicable federal long-term interest rates, of $25,530, $47,054, $5,780, $6,448 and $1,035 for Messrs. A. Koranda, K. Koranda, Weberling, Rusdal and Ms. Evans, respectively.
[6]	Ms. Evans was hired on June 1, 2004.

Employment and Special Termination Agreements

The Company and the Bank have entered into employment agreements with Allen H. Koranda, Kenneth R. Koranda and Jerry A. Weberling. The Company and the Bank have also entered into special termination agreements with certain executive officers of the Company and the Bank, including Kenneth B. Rusdal and Jennifer R. Evans. Such employment and special termination agreements are designed to ensure that the Company and the Bank will be able to maintain a stable and experienced management base.

Employment Agreements. The employment agreements with Messrs. A. Koranda, K. Koranda and Weberling provide for three-year terms. Prior to each anniversary date, the Board of Directors of the Company or the Bank may extend the term of the agreements by an additional year so that the remaining terms are approximately three years. The current term of each of the agreements expires on December 31, 2008. The agreements provide for an annual base salary, which is reviewed annually, to be paid by the Bank, or the Company in lieu of the Bank. Base salary amounts for calendar 2006 for Messrs. A. Koranda, K. Koranda and Weberling are $436,500, $436,500 and $300,000, respectively. In addition to base salary, each agreement provides, among other things, for participation in benefit plans and other fringe benefits applicable to executive officers.

The agreements with Messrs. A. Koranda, K. Koranda and Weberling permit termination by the Company and the Bank for “cause,” as defined in the agreements, at any time. In the event the Company and the Bank choose to terminate an executive’s employment for reasons other than as a result of a change in control (as defined in the agreements) and other than for cause, or in the event of an executive’s resignation from the Company or the Bank upon (i) failure to re-elect the executive to the executive’s current offices and, in the case of Messrs. A. Koranda or K. Koranda, to re-nominate him as a director of the Company and the Bank; (ii) a material lessening of the executive’s functions, duties or responsibilities; (iii) a liquidation, dissolution, consolidation or merger in which the Company or the Bank is not the resulting entity; or (iv) a breach of the agreement by the Company or the Bank, the executive or, in the event of death, the executive’s beneficiary, as the case may be, would be entitled to a payment equal to the greater of the amount payable to the executive for the remaining term of the agreement or three times the executive’s average annual salary and annual bonus paid over the prior three years. The Company and the Bank would also continue the executive’s life, health and disability coverage for thirty-six months or, if earlier, until the executive is employed by another employer. The continued life, health and disability benefits provided under the agreements would apply to the executive and to any other dependents covered under the Bank’s life, health and disability plans prior to the termination. If termination results from a change in control of the Company or the Bank, as defined in the agreements, followed by the executive’s subsequent voluntary or involuntary termination of employment, the executive would be entitled to a termination payment equal to three times the executive’s average annual salary and annual bonus paid over the prior three years (which, if payable currently, would result in payments of approximately $1,603,000, $1,603,000 and $1,057,000 for Messrs. A. Koranda, K. Koranda and Weberling, respectively, exclusive of any additional payment which may be due to each individual relating to the reimbursement of excise taxes, as discussed below). The Company and the Bank would also continue the executive’s (and dependents’) life, health and disability coverage for 36 months or, if earlier, until the executive is employed by another employer.

Special Termination Agreements. Special termination agreements among the Company, the Bank and certain executive officers, including Kenneth B. Rusdal and Jennifer R. Evans, provide for three-year terms. Prior to each anniversary date, the Board of Directors of the Company or the Bank may extend the agreements so that the remaining term shall be approximately three years. The current term of each of the agreements expires on December 31, 2008. Each agreement provides that at any time following a change in control of the Company or the Bank, as defined in the agreements, if the Company or the Bank were to terminate the executive’s employment for any reason other than “cause,” as defined in the agreements, or if the executive were to elect to terminate his or her own employment following his or her demotion, loss of title, office or significant authority, a reduction in his or her compensation, or relocation of his or her principal place of employment, the executive would be entitled to receive a termination payment in an amount equal to three times his or her average annual salary and annual bonus paid over the three previous years of his or her employment (which, if payable currently, would result in payments of approximately $932,000 and $848,000 to Mr. Rusdal and Ms. Evans, respectively, exclusive of any additional payment which may be due to each individual relating to the reimbursement of excise taxes, as discussed below). The Company and the Bank would also continue the executive’s life, health and disability coverage for 36 months or, if earlier, until the executive is employed by another employer. The continued life, health and disability benefits provided under the agreements would apply to the executive and to any other dependents covered under the Bank’s life, health and disability plans prior to the change in control.

Payments upon a change in control under the employment agreements and special termination agreements could constitute excess parachute payments under Section 280G of the Internal Revenue Code (the “Code”), which may result in the imposition of an excise tax on the recipient and denial of the deduction for such excess amounts to the Company and the Bank. The agreements provide that benefits payable following a change in control will, in most cases, be increased by the amount necessary to reimburse the executive officer for the amount, if any, of the excise tax and any related tax due on such reimbursement payment.

In addition, upon a change in control, all unvested stock options and restricted stock units, if any, become immediately exercisable. Also, participants in the supplemental executive retirement plan receive up to an additional ten years of credited service, subject to the limitations in the plan described below.

Supplemental Executive Retirement Plan

The Bank has a supplemental executive retirement plan (“SERP”) for the purpose of providing certain retirement benefits to executive officers and other corporate officers approved by the Board of Directors. The annual retirement plan benefit under the SERP is calculated by multiplying 2% of final average salary (defined as the average annual salary over the past 60 months) times the years of service after 1994 (when the plan was established), or such later date that a participant enters the plan (“Years of Service”). In most cases, participants qualify to receive a credit of up to ten additional Years of Service in the event of a change in control transaction, although credited Years of Service may not exceed 20 years or, if lesser, the number of Years of Service assuming employment until age 68. Because of these limitations, most plan participants would only receive nine additional years of credited service if a change in control transaction occurred during 2006. The plan was amended in January 2006 to eliminate this automatic crediting of service for any new participants in the plan. The maximum annual retirement benefit is equal to 40% of final average salary. Benefits are payable in various forms in the event of retirement, death, disability and separation from service, subject to certain conditions defined in the plan. In certain cases following separation from service, reduced benefit amounts may be paid to participants prior to their normal benefit date, pursuant to elections made in advance by participants. The SERP also provides for certain death benefits to the extent such amounts exceed a participant’s accrued benefit under the SERP at the time of death.

The following table shows the annual benefits payable upon retirement under the SERP, based on the specified final average salary amounts and service periods.

Final Average Salary	Years of Credited Service [1,2]
	5	10	15	20
$80,000	$8,000	$16,000	$24,000	$32,000
120,000	12,000	24,000	36,000	48,000
160,000	16,000	32,000	48,000	64,000
200,000	20,000	40,000	60,000	80,000
240,000	24,000	48,000	72,000	96,000
280,000	28,000	56,000	84,000	112,000
320,000	32,000	64,000	96,000	128,000
360,000	36,000	72,000	108,000	144,000
400,000	40,000	80,000	120,000	160,000
440,000	44,000	88,000	132,000	176,000
480,000	48,000	96,000	144,000	192,000

[1]	Benefits shown are computed on the basis of a single life annuity. Other forms of benefit payments are available under the SERP and would be determined based on the actuarial equivalent amount of the single life annuity payment.
[2]	Messrs. A. Koranda, K. Koranda, Weberling and Rusdal have 11 credited years of service as of December 31, 2005. Ms. Evans has two credited years of service as of December 31, 2005. Through December 31, 2005, Messrs. A. Koranda, K. Koranda, Weberling, Rusdal and Ms. Evans have qualified for annual retirement benefits payable under the SERP equal to approximately $82,900, $82,900, $56,500, $49,500 and $10,200, respectively. Such annual payments are payable for life beginning at the later of their retirement date or age 60 or 65 (depending on certain service conditions), although participants may elect to receive reduced SERP benefits prior to these dates.

Executive Deferred Compensation Plan

The Bank maintains a deferred compensation plan for executive officers and certain other corporate officers designated by the Administrative/Compensation Committee. The deferred compensation plans allow participants to defer up to 25% of their salary and certain bonuses. Any deferred amounts that were otherwise payable to the individual in the years shown are included in the Summary Compensation Table for the Named Executive Officers. Plan participants have the option to have their deferred amounts earn interest credits at 110% (130% prior to January 1, 2005) of the Moody’s corporate bond rate or to earn a total return based on an investment in MAF Bancorp common stock. Amounts deferred remain the property of the Bank. The plan provides for certain death benefits to the extent they exceed the value of a participant’s account balance. At December 31, 2005, the deferred compensation account balances, including account balances relating to deferred directors fees (see “Directors Compensation – Directors’ Deferred Compensation Plan”) where applicable, for Messrs. A. Koranda, K. Koranda, Weberling, Rusdal and Ms. Evans were valued at approximately $2.3 million, $4.4 million, $774,000, $577,000 and $125,000, respectively.

Option Plans

The table below lists all grants of options under the MAF Bancorp Incentive Compensation Plan to the Named Executive Officers for the year ended December 31, 2005, and contains certain information about grant-date valuation of the options.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR1

	Individual Grants
Name	Number of Securities Underlying Options/SARs Granted (#)[2]	Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)[3]	Expiration Date[4]	Grant Date Present Value ($)[5]
Allen H. Koranda	37,500	11.8%	$42.73	12/14/15	$454,875
Kenneth R. Koranda	37,500	11.8	42.73	12/14/15	454,875
Jerry A. Weberling	22,500	7.1	42.73	12/14/15	272,925
Kenneth B. Rusdal	—	—	—	—	—
Jennifer R. Evans	15,000	4.7	42.73	12/14/15	181,950

[1]	The options shown in this table were granted on December 14, 2005.
[2]	Options shown in the table were fully vested and exercisable on the date of grant.
[3]	Payment of the purchase price may be made in cash or in whole or in part through the surrender of previously-held shares of common stock at the fair market value of such shares on the date of exercise. The exercise price of stock options granted to the Named Executive Officers was equal to 100% of the fair market value of the common stock on the date the options were granted.
[4]	The option term is ten years.
[5]	The method used is a variation of the Black-Scholes option pricing model and reflects the following assumptions as of the December 14, 2005 grant date for the options shown in the table: (a) fair market value of the common stock on the date of grant equal to $42.73 per share; (b) expected dividend yield on the common stock of 2.05%; (c) calculated volatility of the price of the common stock equal to 24.58%, determined based on the closing end- of-week stock prices for the most recent 390 weeks ending prior to the date of grant; and (d) a risk-free interest rate equal to 4.45%. The actual value, if any, an executive officer may realize from the option grant will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized will be at or near the value estimated by the Black-Scholes valuation model.

The following table shows options exercised by the Named Executive Officers during 2005, including the aggregate value of such options realized on the date of exercise. In addition, the table provides certain information with respect to the number of shares of common stock represented by outstanding stock options held by the Named Executive Officers as of December 31, 2005. Also reported are the values for “in-the-money” options, which represent the positive spread between the exercise price of any such stock options and the year-end price of the common stock.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR-END OPTION/SAR VALUES

			Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End(#)	Value of Unexercised in-the- Money Options/SARs at Fiscal Year-End ($)[1]
	Shares Acquired On Exercise(#)	Value Realized($)
Name			Exercisable/Unexercisable	Exercisable/Unexercisable
Allen H. Koranda	50,659	$1,517,942	445,413 / —	$4,774,491 / $ —
Kenneth R. Koranda	52,500	1,343,003	423,702 /—	4,381,471 / —
Jerry A. Weberling	—	—	252,762 /—	2,643,580 / —
Kenneth B. Rusdal	47,718	933,225	105,639 / —	695,395 / —
Jennifer R. Evans	—	—	85,000 / —	— / —

[1]	Reflects market value of underlying securities at December 31, 2005 ($41.38 per share), minus the exercise or base price per share.

Long-Term Incentive Awards

The table below provides certain information relating to performance share units granted to the Named Executive Officers as long-term incentive awards under the MAF Incentive Plan for the performance period that began on January 1, 2005 and ends on December 31, 2007. Each unit entitles the participant to a cash payout equal to a specified percentage of his or her base salary if specified stock price performance goals are met. The value of the performance units, if any, is to be paid in cash to the recipient at the end of a three-year performance period. The value of the units is determined based on the three-year stock price performance (including reinvested dividends) of MAF Bancorp common stock relative to the S&P 500 Index.

LONG-TERM INCENTIVE PLAN — AWARDS IN LAST FISCAL YEAR

Name	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price Based Plans[1]
			Threshold ($ or #)	Target ($ or #)	Maximum ($ or #)
Allen H. Koranda	1,215	3 years	$60,750	$121,500	$243,000
Kenneth R. Koranda	1,215	3 years	60,750	121,500	243,000
Jerry A. Weberling	700	3 years	35,000	70,000	140,000
Kenneth B. Rusdal	618	3 years	30,900	61,800	123,600
Jennifer R. Evans	563	3 years	28,150	56,300	112,600

[1]	Payout of the threshold, target and maximum amounts depends on MAF Bancorp stock price appreciation (including reinvested dividends) ranking in the 50th, 60th and 90th percentile of the S&P 500 Index, respectively, at the end of the three- year performance period. No payout is to be made if MAF Bancorp’s stock price performance ranks below the 50th percentile at the end of the performance period or if MAF Bancorp’s stock price performance for the three-year period is less than 15%, regardless of stock price performance relative to the S&P 500 Index.

Transactions with Certain Related Persons and Other Matters

Directors, officers and employees of the Company and its subsidiaries are eligible to apply for mortgage, home equity, home improvement, savings account, automobile and education loans. Any loans to directors and executive officers are made in the ordinary course of business, do not involve more than the normal risk of collectibility and do not present any unfavorable features. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unaffiliated persons.

Pursuant to an employment agreement dated April 19, 1990, as amended, between Kenneth R. Koranda and MAF Bancorp, failure to nominate Kenneth R. Koranda to the Board of Directors, if followed by his voluntary or involuntary termination, would obligate the Company to make certain payments to him under the terms of the agreement. The employment agreement dated April 19, 1990, as amended, between Allen H. Koranda and MAF Bancorp contains these same provisions.

In connection with the merger of St. Francis Capital Corporation (“St. Francis”) into MAF Bancorp on December 1, 2003, the Company entered into an employment agreement with Thomas R. Perz, who previously served as Chairman and Chief Executive Officer of St. Francis. Pursuant to the employment agreement, Mr. Perz was appointed to the Board of Directors of the Company and the Bank following the closing of the merger and was nominated at the 2004 Annual Meeting of Shareholders to serve as a director of the Company for a three-year term of office. Under the employment agreement, Mr. Perz served as a managing director of the Bank through December 31, 2005, and received an annual base salary of $306,000. Mr. Perz was also entitled to participate in other employee benefit plans generally applicable to Bank employees. Upon his retirement on December 31, 2005, the company car that he used while an employee of the Bank was transferred to him for a price equal to the Bank’s net carrying value. During his service as a director, and for a period of two years following the end of such service, Mr. Perz is subject to a non-competition agreement that restricts his ability to compete in the market areas served by the Company and prohibits him from soliciting customers or employees of the Company or the Bank. In consideration for entering into the non-competition agreement, Mr. Perz is entitled to receive payments totaling $360,000, which are payable over a 24-month period beginning when his service as a director ceases. Subject to certain limitations and conditions, the Company has also agreed to indemnify Mr. Perz in the event he becomes obligated to pay excise taxes and additional income taxes attributable to certain merger-related payments.

Pursuant to the merger agreement relating to the Company’s acquisition of Fidelity on July 21, 2003, the Bank assumed the obligation to Raymond S. Stolarczyk under Fidelity’s supplemental executive retirement plan. Upon his retirement in 2003, Mr. Stolarczyk became entitled to receive five annual installment payments of $290,654, plus interest, under the plan, of which two installments remain to be paid.

Terry A. Ekl, a director of the Company, is a partner in the law firm of Connolly, Ekl & Williams, P.C. The Bank incurred fees and costs in the amount of approximately $390,000 paid or payable to that firm for legal services rendered during 2005. The same law firm leases office space in one of the Bank’s office buildings and paid rents to the Bank in the amount of $115,992 during 2005.

Hugo Koranda, former Chairman of the Board of Directors of the Bank, received an annual retainer and related fees totaling $23,000 for his service during 2005 as Chairman Emeritus and the Company provided office space for his use. Hugo Koranda is the father of Allen H. Koranda and Kenneth R. Koranda. The sister of Allen H. Koranda and Kenneth R. Koranda serves as president of Mid America Insurance Agency, Inc., a subsidiary of the Bank, and during 2005 her compensation was approximately $83,100 and she received a grant of 100 restricted stock units that vest over a three-year period. Allen H. Koranda’s son serves as a vice president of MAF Developments, Inc., the Company’s real estate development subsidiary. During 2005, his compensation was approximately $104,800, he received a grant of 200 restricted stock units that vest over a three-year period, and he had the use of a company automobile.

Thomas R. Perz’s daughter was employed during 2005 as a loan officer for Mid America Bank and received compensation totaling approximately $102,000.

In connection with the 1998 acquisition of Westco Bancorp, Inc., the Company and Mr. Burba, a director of the Company, entered into a non-competition agreement that entitled him to certain payments following termination of his employment with the Company. Mr. Burba retired effective December 31, 2003, and received lump-sum payments of $360,000 during 2004 in satisfaction of these obligations. Pursuant to the agreement, Mr. Burba agreed to certain restrictive covenants limiting his activities until December 31, 2005. The agreement also imposed confidentiality restrictions on Mr. Burba and restricts him from soliciting or encouraging employees of the Company or the Bank to terminate employment. In addition to the payments described above, ownership of the company car that Mr. Burba used while an employee of the Bank was transferred to him.

Certain directors of the Company who are retired employees of the Company or the Bank or of entities acquired by the Company, are entitled to receive retirement payments, deferred compensation or insurance benefits under various benefit plans of the Company or plans of the acquired entities that were assumed by the Company in connection with such acquisitions.

PROPOSAL 2. RATIFICATION OF SELECTION OF

INDEPENDENT AUDITORS

The Company’s independent auditors for the year ended December 31, 2005 were KPMG LLP, a registered public accounting firm. The Audit Committee has also selected KPMG LLP to serve as independent auditors for the Company for the year ending December 31, 2006. Although the appointment of the independent registered public accounting firm is, by law, the responsibility of the Audit Committee, the Board of Directors has determined to provide shareholders the opportunity to express their view concerning the selection by voting on this non-binding ratification proposal.

Unless marked to the contrary, the shares represented by the enclosed proxy card, if executed, will be voted “FOR” the ratification of the selection of KPMG LLP, a registered public accounting firm, as independent auditors of the Company for the year ending December 31, 2006.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF KPMG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2006.

Representatives of KPMG LLP are expected to attend the meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the meeting.

Audit Fees. The aggregate fees payable to KPMG LLP (the “Auditors”) for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2005, were $466,000. Included in this total were fees incurred in connection with KPMG’s audit and opinion on management’s assessment that the Company maintained effective internal control over financial reporting as of December 31, 2005, as well as the reviews of financial statements included in the Company’s quarterly reports on Form 10-Q, assistance with Securities Act filings and related matters and consultations on financial accounting and reporting standards arising during the course of the audit or reviews for that fiscal year.

The aggregate fees billed by the Auditors for professional services rendered for the fiscal year ended December 31, 2004 for the audit of the company’s annual financial statements and management’s assessment of internal controls over financial reporting and for the reviews of the financial statements included in the company’s quarterly reports on Form 10-Q for that fiscal year were $451,175.

Audit-Related Fees. The aggregate fees billed by the Auditors for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, and are not reported above, were $53,300 in the fiscal year ended December 31, 2005 and $82,000 in the fiscal year ended December 31, 2004. Such services consisted of benefit plan audits, issuance of reports in connection with agreed upon procedures and other reports.

Tax Fees. The aggregate fees billed by the Auditors for professional tax services were $40,060 in the fiscal year ended December 31, 2005 and $88,150 in the fiscal year ended December 31, 2004. In 2005 and 2004, all of the fees for tax services related to tax compliance advice and tax preparation services except for $7,900 in 2005. Such services consisted of assistance in the preparation and review of Federal and state income tax filings, tax assistance relating to acquisitions, assistance in connection with audits, communications with taxing authorities and other tax matters.

All Other Fees. In 2005, there were $6,000 of other fees billed by the Auditors, other than the services described above. In 2004, there were no other fees billed by the Auditors for permissible services rendered to the Company.

In accordance with its charter, the Audit Committee pre-approves all audit and permissible non-audit services provided by the Auditors, subject to de minimus exceptions contained in the Exchange Act. These services may include audit services, audit-related services, tax preparation and compliance services, and other services. The Audit Committee may not delegate to management its responsibilities to pre-approve services performed by the independent auditors, but has delegated to the Committee Chairman, the authority to approve on behalf of the committee certain proposed services to be provided by the Auditors. All of the 2005 non-audit services described above were pre-approved by the Audit Committee in accordance with the committee’s policies.

Report of the Audit Committee

The report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information, by reference, and shall not otherwise be deemed filed under such Acts.

In accordance with its written charter (attached hereto as Appendix A), the Audit Committee of the Board is responsible for appointment of the Company’s independent registered public accounting firm, oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company, and approval in advance of any non-audit services to be provided to the Company by the independent auditors. The committee is currently composed of four directors, each of whom meets the independence requirements of the listing standards of the Nasdaq Stock Market, on which the Company’s securities are listed. Barbara L. Lamb has been designated by the Board as its “audit committee financial expert” based on her educational background in finance and accounting and her professional experience in investment banking. Edward W. Mentzer was appointed to the committee in April 2005.

During 2005, the committee met 15 times. Among other things, they met to discuss the results of internal audit examinations, and met with the chief financial officer, controller, independent auditors, legal counsel and internal auditors to review and discuss critical accounting policies, status of testing and compliance with Section 404 of the Sarbanes Oxley Act of 2002, the Company’s press releases announcing quarterly earnings results and the unaudited interim financial information contained in each Form 10-Q filing prior to release of such information or filing of the reports with the SEC. In discharging its oversight responsibility as to the audit process, the committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The committee has considered and discussed with the auditors whether the provision of non-audit services or any other relationships impacted their objectivity and independence and satisfied itself as to the auditors’ independence. The committee also discussed with management, the internal auditors and the independent auditors, the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The committee reviewed with the independent and internal auditors, their audit plans, audit scope and identification of audit risks. The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Management of the Company is responsible for the preparation, presentation and integrity of the Company’s consolidated financial statements and for maintaining appropriate accounting principles, financial reporting policies, internal control over financial reporting and procedures to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing the Company’s consolidated financial statements and expressing an opinion on the consolidated financial statements as to their conformity with U.S. generally accepted accounting principles. In addition, the independent registered public accounting firm is responsible for auditing and expressing an opinion on management’s assessment that the Company maintained effective internal control over financial reporting.

The committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2005, with management and the independent registered public accounting firm. The committee also discussed and reviewed with the independent registered public accounting firm communications required by professional standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and in executive session without management present, discussed and reviewed the results of the independent registered public accounting firm’s audits of the consolidated financial statements and internal control over financial reporting.

Based upon the above-mentioned reports, discussions and reviews, and their assessment of the performance and services provided by KPMG LLP in connection with the 2005 audits, the committee has recommended that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission and has selected KPMG LLP for appointment as the Company’s independent auditors for the fiscal year ending December 31, 2006.

Submitted by the Audit Committee of the Company’s Board of Directors.

Barbara L. Lamb, Chairman

F. William Trescott, Vice Chairman

Joe F. Hanauer

Edward W. Mentzer

OTHER MATTERS

Shareholder Communication

Shareholders may communicate directly with members of the Board of Directors by writing to the Board of Directors, or any of them, at the executive offices of the Company. Except as provided below, if any written communication is received by the Company and addressed to the Board of Directors of MAF Bancorp, Inc., any committee of the Board or one or more named directors (or addressed to the Secretary of the Company with a request to be forwarded to one or more members of the Board of Directors), the Corporate Secretary shall be responsible for promptly forwarding the correspondence to the appropriate Board member(s). However, any obvious marketing materials or other general solicitations will not be forwarded. Directors will generally respond in writing, or cause the Company to respond, to bona fide shareholder communications that are non-frivolous in nature.

Directors are expected to attend the Company’s annual meeting of shareholders each year in person, whether or not standing for reelection, and make themselves available before and after the meeting to speak with interested shareholders. All of the Company’s current directors then serving attended the 2005 Annual Meeting of Shareholders.

Shareholder Proposals

To be considered for inclusion in the proxy statement and proxy relating to the annual meeting of shareholders to be held in 2007, a shareholder proposal must be received by the Corporate Secretary of the Company at the address set forth on the Notice of Annual Meeting of Shareholders, no later than December 4, 2006. If such annual meeting is held on a date more than 30 calendar days from May 10, 2007, a shareholder proposal must be received by a reasonable time before the proxy solicitation for such annual meeting is made. Any such proposal will be subject to 17 C.F.R. §240.14a-8 of the Rules and Regulations of the SEC.

Notice of Business to be Conducted at the 2007 Annual Meeting

The bylaws of the Company provide an advance notice procedure for certain business to be brought before an annual meeting. Under the bylaw provisions currently in effect, in order for a shareholder to properly bring business before the 2007 annual meeting, the shareholder must give written notice to the Corporate Secretary of the Company at the address on the Notice of Annual Meeting of Shareholders. To be timely, a shareholder’s notice must be delivered or mailed to and received at the principal executive offices of the Company on or before January 28, 2007, or in the event that the date of the meeting is changed more than 30 days from May 10, 2007, such notice must be delivered or mailed to and received by the Company not later than 90 days in advance of such meeting. The notice of proposed shareholder action must include the shareholder’s name and address as it appears on the Company’s record of shareholders, a brief description of the proposed business, the reason for conducting such business at the annual meeting, the class and number of shares of the Company’s capital stock that are beneficially owned by such shareholder and any material interest of such shareholder in the proposed business. In the case of nominations to the Board, certain information regarding the nominee must be provided. The shareholder’s notice of nomination must contain all information relating to the nominee that is required to be disclosed by the Company’s bylaws and by the Exchange Act. These procedures apply to any matter that a shareholder wishes to raise at the 2007 annual meeting, including those matters raised other than pursuant to 17 C.F.R. §240.14a-8 of the Rules and Regulations of the SEC. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the 2007 annual meeting any shareholder proposal that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

Other Matters Which May Properly Come Before the Meeting

The Board of Directors knows of no business that will be presented for consideration at the meeting other than as stated in the Notice of Annual Meeting of Shareholders. If, however, other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Whether or not you intend to be present at the meeting, you are urged to return your proxy card promptly. If you are a record holder and are present at the meeting and wish to vote your shares in person, your proxy may be revoked by voting at the meeting. However, if you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote personally at the meeting.

By Order of the Board of Directors

/s/ Carolyn Pihera
Carolyn Pihera
Corporate Secretary

Clarendon Hills, Illinois

April 4, 2006

You are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting, please sign and promptly return the accompanying proxy card in the enclosed postage-paid envelope.

Appendix A

MAF BANCORP, INC.

Audit Committee of the

Board of Directors

COMMITTEE CHARTER

(approved by the Board on March 18, 2003)

I. Audit Committee Purpose

The Audit Committee is appointed by the Board of Directors to assist the board in fulfilling its oversight responsibilities. The Audit Committee’s primary duties and responsibilities are to:

•	Annually appoint the Company’s independent auditors who shall report solely to the Audit Committee.

•	Monitor the integrity of the company’s financial reporting process and systems of internal controls regarding finance, accounting, and legal and regulatory compliance.

•	Provide oversight regarding presentation of the Company’s financial statements and review the transparency and quality of the Company’s financial reporting.

•	Encourage adherence to, and continuous improvement of, the company’s policies, procedures and practices.

•	Monitor the qualifications, independence and performance of the company’s independent auditors and internal auditing department. The Audit Committee shall have sole authority to hire and fire the independent auditors.

•	Provide an avenue of communication among the independent auditors, management, the internal auditing department, and the Board of Directors.

The Internal Audit Department will report to the Audit Committee. The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, utilizing the Internal Audit Department or Security Department. In addition, the Audit Committee has the ability to retain, at the company’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties. The Audit Committee may request any officer or employee of the company or the company’s outside counsel or independent auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. The Audit Committee will report its findings to the Board of Directors.

II. Audit Committee Composition, Meetings and Manner of Acting:

Audit committee members shall meet the independence and experience requirements of The Nasdaq National Market (“Nasdaq”) as well as the rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”). The Audit Committee shall be comprised of three or more directors appointed by the Board of Directors upon the recommendation of the nominating committee, each of whom shall be independent non-executive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. In accordance with the rules and regulations of Nasdaq and the SEC, and except as so provided therein, members of the Audit Committee (including their immediate family members) may not (1) accept any consulting, advisory or other compensatory fees from the company, except in his or her capacity as a member of the Board of Directors or (2) be an affiliate of the company.

All members of the Audit Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and, to the extent required by Nasdaq, at least one member of the Audit Committee shall be an “audit committee financial expert” as defined by the SEC.

A majority of the members of the Audit Committee present (in person or by telephone) at any meeting of the Audit Committee shall constitute a quorum, and approval by a majority of the quorum is necessary for Audit Committee action. If an Audit Committee chair is not present, or at any time that one is not appointed by the Board, the members of the Audit Committee may designate a chair by majority vote of the Audit Committee members. The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee chair shall prepare and/or approve an agenda in advance of each meeting. The Audit Committee should meet privately in separate executive session at least annually with each of management, the director of the internal auditing department, the independent auditors, and as a committee with all of these groups to discuss any matters that the Audit Committee or each of these groups believes should be discussed. In addition, the Audit Committee will communicate with management and the independent auditors quarterly to review the company’s interim financial statements and significant findings based upon the auditor’s limited review procedures regarding the interim financial statements to be included in the company’s Quarterly Report on Form 10-Q.

III. Audit Committee Responsibilities and Duties

Review Procedures

1.	Review with management and the independent auditors the company’s annual audited financial statements prior to filing or distribution and the company’s quarterly financial results prior to the release of earnings and the company’s quarterly financial statements prior to filing or distribution. Review should include discussion with management and the independent auditors of any (1) significant issues regarding accounting principles, practices, and judgments made in connection with the preparation of the company’s annual audited financial statements, (2) significant changes in the selection or application of the company’s accounting principles (3) significant and unusual transactions, (4) special steps adopted in light of material control deficiencies, (5) any items required to be communicated in accordance with SAS 61 (see item 13) and (6) the effect of off-balance sheet structures on the company’s financial statements.

2.	Obtain and review a report from the independent auditors as required by the SEC at least quarterly regarding: (1) all critical accounting policies; (2) all alternative treatments of financial information under GAAP that have been discussed with management, ramifications of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; and (3) other material written communications between the independent auditors including any management letter or schedule of unadjusted differences.

3.	On a quarterly basis, review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of the company’s disclosure controls and procedures and/or internal controls, or material weaknesses therein, and any fraud involving management or other employees who have a significant role in the company’s internal controls.

4.	On an ongoing basis, in consultation with management, the independent auditors and the internal auditors, consider the integrity of the company’s financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management’s responses.

5.	On an ongoing basis, discuss with management and the independent auditors the impact or potential impact of regulatory and accounting initiatives and proposals on the company’s financial statements.

6.	Review and reassess the adequacy of this charter at least annually in light of any changes in regulatory requirements or authoritative guidance and recommend any proposed changes to the Board of Directors for approval and have the document published in accordance with SEC regulations.

Independent Auditors

7.	The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall select, and shall have sole responsibility for the appointment, hiring and firing of the independent auditors. Prior to appointment, the Audit Committee shall review and evaluate the independence and performance of the independent auditors (including the lead partner of the independent audit team).

8.	The Audit Committee shall pre-approve all audit fees and terms and all audit, review or attest engagements and any permissible non-audit services provided by the independent auditors, subject to de minimus exceptions contained in the Securities Exchange Act of 1934 (the “Exchange Act”), and shall consider whether these services are compatible with the auditor’s independence. Any engagement of the independent auditors must either be approved in advance by the Audit Committee or be entered into pursuant to pre-approval policies and procedures established by the Audit Committee (which policies and procedures must be detailed as to the particular service, may not include a delegation of the Audit Committee’s responsibilities to management and shall require that the Audit Committee be informed of each service to be so provided).

9.	On at least an annual basis, the Audit Committee shall request and ensure receipt of a formal written statement from the independent auditors regarding their independence and internal quality control procedures and should review and discuss with the independent auditors all significant relationships they have had or have with the Company that could impair the auditors’ independence and the scope of any non-audit services being performed for the Company by the independent auditors.

10.	Ensure the rotation of the lead partner and the concurring partner every five years and the rotation of any other audit partners (as defined by the SEC) on the independent audit team every seven years, as required by law.

11.	Establish policies governing the Company’s hiring of employees or former employees of the independent auditors who participated in any capacity in the audit of the Company in compliance with all relevant rules and regulations.

12.	Prior to the annual audit, review the independent auditor’s audit plan and discuss with the independent auditors the planned scope, staffing, locations, reliance upon management and internal audit, and general audit approach.

13.	Prior to release of year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to Audit Committee by the independent auditors (1) in accordance with SAS 61, including significant accounting policies, adjustments, disagreements with management, management judgments and significant estimates, and difficulties in performing the audit and (2) in compliance with the provisions of Section 10A of the Exchange Act, pertaining to information detected during the course of the audit indicating that any illegal act has or may have occurred.

14.	Consider the independent auditors’ judgments about the quality and appropriateness of the company’s accounting principles as applied in its financial reporting and the adequacy of internal controls that could significantly affect the company’s financial statements.

Internal Audit Department and Legal Compliance

15.	Review with management and the independent auditors the budget, plan, changes in plan, activities, organizational structure, and qualifications of the internal audit department, and any recommended changes in the scope of the internal audit.

16.	Review the appointment, performance and replacement of the senior internal audit executive. Approve the compensation plan for the senior internal audit executive.

17.	Review reports to management prepared by the internal audit department together with management’s response and follow-up to these reports.

18.	Review at least quarterly the adequacy of the company’s internal controls.

19.	Discuss any difficulties encountered in the course of internal audits, including any restrictions on the scope of work or access to information.

20.	On at least an annual basis, review with management and the company’s counsel, any legal or regulatory matters that could have a significant impact on the organization’s financial statements, the company’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

Other Audit Committee Responsibilities

21.	Annually prepare a report to shareholders regarding the performance of the Audit Committee as required by the SEC to be included in the company’s annual proxy statement filed with the SEC.

22.	To the extent the Audit Committee deems reasonably necessary or appropriate, the Audit Committee has the authority to engage independent legal, accounting or other advisers.

23.	Establish procedures for (1) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (2) the confidential and anonymous submission by employees of concerns regarding accounting, internal accounting controls or auditing matters. All such procedures will at all times comply with all provisions of law, regulations or company policy that prohibit discipline of or discrimination against employees who report what they reasonably believe to be violations of any law, rule or regulation applicable to the company.

24.	Review procedures adopted by management to assure that any related party transactions and potential conflicts of interest of any director or executive officer of the Company will be brought to the attention of the Audit Committee in advance. Review and approve or disapprove, in advance, any such related party transactions or potential conflicts of interest.

25.	Perform any other activities consistent with this charter, the company’s by-laws, and governing law, as the Audit Committee or the Board of Directors deems necessary or appropriate.

26.	Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

27.	Periodically review codes of conduct adopted by the Company and ensure that management has established a system to enforce adherence to its codes of conduct. As part of its oversight responsibilities with respect to the company’s compliance with legal and regulatory requirements, obtain reports as deemed appropriate from management, the company’s internal audit department and the independent auditors regarding the company’s compliance procedures and conformity with applicable legal requirements and the company’s code of conduct.

28.	Annually perform self-assessment of Audit Committee (and Audit Committee member) performance.

LIMITATION OF AUDIT COMMITTEE’S ROLE:

While the Audit Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor.

Revocable Proxy - MAF Bancorp, Inc.

55th Street & Holmes Avenue

Clarendon Hills, Illinois 60514

(630) 325-7300

ANNUAL MEETING OF SHAREHOLDERS

May 10, 2006, 10:00 a.m.

The undersigned hereby appoints the Board of Directors of MAF Bancorp, Inc. (“MAF Bancorp”), each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of MAF Bancorp which the undersigned is entitled to vote only at the Annual Meeting of Shareholders (the “Annual Meeting”), to be held on Wednesday, May 10, 2006, at 10:00 a.m., local time, at Marie’s Ashton Place, 341 W. 75th Street, Willowbrook, Illinois 60514, and at any and all adjournments thereof, as marked on the reverse side.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted FOR the proposals listed. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by those named in this proxy in their best judgment. As of April 4, 2006, the Board of Directors knows of no other business to be presented at the Annual Meeting.

The undersigned hereby acknowledges receipt from MAF Bancorp prior to the execution of this proxy of a Notice of Annual Meeting of Shareholders and proxy statement dated April 4, 2006 and the 2005 Annual Report to Shareholders.

PLEASE MARK THIS PROXY AND SIGN AND DATE IT ON THE REVERSE SIDE HEREOF AND RETURN IT IN THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE	(Continued and to be signed on reverse side.)	SEE REVERSE SIDE

Annual Meeting Proxy Card

A Election of Directors

The Board of Directors recommends a vote FOR each of the listed nominees.

1.	Election of Directors for terms of three years each:

	For	Withhold		For	Withhold

01 - Joe F. Hanauer	☐	☐	03 - Raymond S. Stolarczyk	☐	☐

02 - Kenneth R. Koranda	☐	☐	04 - Andrew J. Zych	☐	☐

B Ratification of Independent Auditors

The Board of Directors recommends a vote FOR the following proposal.

	For	Against	Abstain

2. Ratification of the appointment of KPMG LLP, a registered public accounting firm, as independent auditors of MAF Bancorp, Inc. for the year ending December 31, 2006.	☐	☐	☐

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY.

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Note: Please sign exactly as your name appears on this card (do not print). Please indicate any change in address. When shares are held by joint tenants, both should sign, but only one signature is required. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
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